Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

APOLLO ORIGINATION II (L) CAPITAL TRUST

This Certificate of Amendment to the Certificate of Trust ofApollo Origination II (L) Capital Trust (the “Trust”) is being filed to amend the existing certificate of trust of the Trust (the “Certificate of Trust”) which was originally filed with the Secretary of State of the State of Delaware on June 26, 2024 under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the Trust is Apollo Origination II (L) Capital Trust.

2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Apollo Origination II (Levered) Capital Trust.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment to the Certificate of Trust of the Trust in accordance with Section 3811(a)(2) of the Act.

/s/ Earl Hunt
Name: Earl Hunt
Title: Trustee